Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made this 6th day of November 2008, is entered into by Sepracor Inc., a Delaware corporation with its principal place of business at 84 Waterford Drive, Marlborough, Massachusetts 01752-7231 (the “Company”), and Mark Iwicki residing at 12 Bristol Terrace, Long Valley, New Jersey 07853 (the “Executive”).

The Company desires to employ the Executive and the Executive desires to be employed by the Company, and in connection therewith the Company and the Executive entered into an Employment Agreement, dated October 15, 2007 (the “Original Agreement”).  The Company and the Executive wish to amend and restate the Original Agreement as provided for herein.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree that the Original Agreement is amended and restated in its entirety as follows:

1.             Term of Employment.  The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on October 15, 2007 (the “Commencement Date”) and ending on October 15, 2012 (the “Term”).  Notwithstanding the foregoing, the Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term) on each succeeding anniversary of October 15, 2012, unless either party shall have served written notice upon the other party at least sixty (60) days preceding the date upon which such Term would end (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.

2.             Title and Capacity.  The Executive shall serve as Executive Vice-President, Chief Commercial Officer of the Company.  Executive shall report directly to the Chief Executive Officer of the Company and shall, except as permitted hereby, devote all of his business time and services to the business and affairs of the Company.  Executive shall also perform such other duties consistent with his position as Executive Vice-President, Chief Commercial Officer as may be reasonably assigned by the Chief Executive Officer and the Board of Directors of the Company (the “Board”) from time to time.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

Notwithstanding anything herein to the contrary, Executive shall be entitled to engage in (a) service on the board of directors of one company, businesses or trade organization with prior Board approval, (b) service on the board of directors of not-for-profit or charitable organizations with prior Board approval, (c) other charitable activities and community affairs and (d) managing his personal investments and affairs, in each case to the extent such activities do not materially interfere with the performance of his duties and responsibilities to the Company.

3.             Compensation and Benefits.

3.1           Salary.  During the term of this Agreement, the Company agrees to pay to the Executive a base salary at the annualized rate of $475,000 (“Base Salary”) commencing on the Commencement Date.  The Base Salary shall be subject to annual review by the Board but shall not be reduced below $475,000 per annum.  Such salary shall be payable to Executive in bi-weekly installments and in accordance with the Company’s normal payroll procedures.

3.2           Bonus.  The Executive shall receive a one-time “Sign On” bonus of $175,000 less applicable taxes and withholdings to be paid within thirty (30) days of the

Commencement Date, provided, however, if the Executive’s employment is terminated, within twelve (12) months of the Commencement Date, for Cause by the Company pursuant to Section 4.2 or at the election of the Executive pursuant to Section 4.5, the Executive will be required to repay the portion of the Sign On bonus retained by Executive after the payment of all taxes.  In addition, the Executive shall be eligible for a performance-based annual bonus for each fiscal year of the Term (the “Annual Bonus”). The Annual Bonus shall be based upon annual quantitative and qualitative performance targets as established by the Board in its sole discretion in accordance with the Company’s bonus plan; provided, that the Executive’s annual bonus level target shall be set at sixty percent (60%) of Base Salary.  For 2007, Executive shall be entitled to a guaranteed bonus in the amount of $75,000 payable on or about February 2008.  For 2008, Executive shall be entitled to a guaranteed Annual Bonus in an amount equal to sixty percent (60%) of his Base Salary. The Annual Bonus is not earned until the close of business on the last business day of the Company’s fiscal year.  Any Annual Bonus payable hereunder shall be payable, if at all, after the date of the delivery of the audited financial statements for the applicable fiscal year.  The Company’s fiscal year currently ends December 31.

3.3           Stock and Option Grant.  At the first meeting of the Compensation Committee of the Board of Directors following the Executive’s first day of employment, the Company shall grant to the Executive, under the Company’s 2000 Stock Incentive Plan (the “Stock Plan”), 80,000 shares of restricted stock and an option to purchase 150,000 shares of Company stock (the “Initial Grant”).  The terms and conditions of the Initial Grant (other than the exercise price per share, which shall be equal to the closing price of the Company’s stock on the grant date) shall be set forth in the award agreements attached hereto as Schedules A and B.  The Initial Grant shall vest in five equal installments on each of the first five anniversaries of the

Commencement Date.  The Board, in its sole discretion, may grant further incentive compensation awards to the Executive from time to time.  The Company represents and warrants to Executive that the Company has full power and authority, subject to Compensation Committee approval, and shares available under the Stock Plan to make the Initial Grant.

3.4           Benefits.  The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.  The Executive shall be entitled to no less than four weeks paid vacation per year, subject to the other terms of the Company’s standard vacation policy (Schedule C).

3.5           Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable travel (which shall be deemed to include first class airfare), entertainment and other expenses incurred or paid by the Executive during the one year period beginning on this Commencement Date in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement or in connection with Executive’s commuting to and from his personal residence in New Jersey and the Company’s offices, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.  All reimbursement payments made pursuant to this Section 3.5 shall be made on a fully tax grossed-up basis.

3.6           Housing Expenses.  The Company understands that the Executive intends to maintain his primary residence outside the Massachusetts area for up to twelve (12) months and then intends to relocate to the Massachusetts area. Until the third anniversary of the Commencement Date, the Company agrees to provide the Executive with a housing allowance of

$3,750 per month, which payments shall be increased on a fully tax grossed-up basis.  The Company also will reimburse the Executive for reasonable travel, meals and lodging expenses incurred by him for up to two trips for the purpose of securing such house or apartment within a suitable distance to the Company’s headquarters.  Executive shall be entitled to relocation benefits afforded by the Company to other Company executives if and when Executive decides to permanently relocate his primary residence to the Massachusetts area.

3.7           Executive’s Legal Fees.  The Company agrees to pay the Executive’s reasonable legal costs and expenses in connection with negotiating and drafting this Agreement up to a maximum of $15,000.

3.8           Automobile.  The Company agrees to provide the Executive with an automobile allowance or a leased automobile with a retail value of up to $60,000, which payments shall be increased on a fully tax grossed-up basis.  In addition, the Company agrees to pay all insurance, maintenance, fuel and other customary costs associated with operating the automobile.

3.9           Withholding.  All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4.             Employment Termination.  The employment of the Executive under this Agreement shall terminate upon the occurrence of any of the following:

4.1           On the expiration date of the Employment Period.

4.2           At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which termination is based.  For the purposes of this Section 4.2, Cause for termination shall mean:  (a) the Executive’s willful and continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason and Good Reason exists), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; (b) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (c) a material breach of Section 6 or 7 of this Agreement by the Executive.  For purposes of this Section 4.2, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

4.3           Upon the death or disability of the Executive.  As used in this Agreement, the term “disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties with the Company for one hundred eighty (180) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

4.4           At the election of the Executive for Good Reason as defined herein.  The Executive may terminate his employment for Good Reason at any time during the twenty-four (24) months following the initial occurrence of the condition giving rise to Good Reason, with 30-days prior written notice of such termination to the Company.  Such notice shall provide factual details of the basis behind such termination and the Company shall have a thirty (30) day period thereafter to cure such matter.  As used herein, the term “Good Reason” shall mean:  (a) a material breach by the Company of the terms of this Agreement, including the failure to pay Base Salary or any Annual Bonus when due; or (b) any material adverse change by the Company in Executive’s titles, authorities, duties, responsibilities or lines of reporting inconsistent with the terms hereof or the assignment to Executive by the Company of titles, authorities, duties, responsibilities or lines of reporting inconsistent with the terms hereof, or (c) a relocation of the offices of the Company where the Executive is working to an area more than forty (40) miles from the location of such offices as of the date hereof.

4.5           At the election of the Executive without Good Reason, upon not less than sixty (60) calendar days prior written notice of termination by the Executive to the Company; provided, however, that the Company may, in its sole discretion, determine that the termination of the Executive shall become effective immediately and in which case the termination shall still be considered at the election of the Executive without Good Reason.

4.6           At the election of the Company, without Cause, upon not less than sixty (60) days written notice to Executive.

4.7           At the election of the Company or the Executive in connection with a Change in Control, as set forth in the Executive Retention Agreement between the Company and the Executive (the “ERA”), dated as of the date hereof.  “Change in Control” shall have the meaning set forth in the ERA.

5.             Effect of Termination.

5.1           Non-Renewal, Termination Without Good Reason By the Executive or Termination For Cause By the Company.  In the event the Executive’s employment is terminated by non-renewal pursuant to Section 4.1, for Cause by the Company pursuant to Section 4.2, or at the election of the Executive pursuant to Section 4.5, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last calendar day of his actual employment by the Company.

5.2           Termination for Death or Disability.  In the event the Executive’s employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, (A) within thirty (30) days of the date of the Executive’s death or determination of disability, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs; and (B) an annual bonus, payable when bonuses are paid for that year, in an amount equal to the total bonus he would be paid for such year, if any, multiplied by a fraction, the numerator of which is the number of days in the year that have elapsed since January 1 and the denominator of which is 365 (a “Pro Rata Bonus”).  In addition, the Company shall permit Executive or Executive’s estate or representative to exercise the vested stock option portion of the Initial Grant for a period of no less than one year after any such termination of employment.

5.3           Termination By the Executive With Good Reason or By the Company Without “Cause”.  In the event the Executive’s employment is terminated by the Executive with Good Reason pursuant to Section 4.4 or by the Company without Cause pursuant to Section 4.6, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last calendar day of his actual employment by the Company.  In addition, provided the Executive executes and does not revoke a Separation Agreement and Release of Claims for the benefit of the Company substantially in the form set forth on Schedule D hereto, the Company shall (a) continue to pay the Executive the Base Salary for twenty four (24) months in accordance with the Company’s regular payroll practices; (b) pay the Executive a

Pro Rata Bonus; (c) pay the Executive, in bi-weekly installments, over a twenty four-month period, an amount equal in the aggregate to 1.5 times the average Annual Bonus earned for the two years prior to the date of his termination (in the event Executive has not been employed for a sufficient period to earn two such bonuses, such calculation shall be made assuming Executive earned a bonus for any such year at a target level of performance (taking into account any minimum bonus amount)); (d) provide to the Executive for 24 months following the date of his termination payment of COBRA premiums for medical, dental, and vision benefits pursuant to plans maintained by the Company under which Executive and/or Executive’s family is eligible to receive benefits; provided, however, that, notwithstanding the foregoing, the benefits described in this subsection may be discontinued prior the end of the period, but only to the extent, that Executive receives substantially similar benefits from a subsequent employer; and (e) permit Executive to exercise the stock option portion of the Initial Grant for a period of no less than six months after the date of termination.

5.4           Termination Following a Change in Control.  In the event the Executive’s employment is terminated pursuant to Section 4.7 by the Company or by the Executive within 24 months following the Change in Control Date as defined in the ERA, the Executive will be entitled to the benefits set forth in the ERA in accordance with the terms of the ERA.

5.5           Participation in Executive Retirement Health Benefit Program.  Following the date of the Executive’s termination, for any reason whatsoever, and, if applicable, the twenty- four (24) month period referred to in Section 5.3(d) or the period referred to in Section 4.2(a)(ii) of the ERA, in the event the Executive elects to participate in the Company’s executive retiree health benefit program set forth on Exhibit A hereto (the “Program”), he will reimburse the Company with respect to his participation in the Program at the lesser of (a) the actual cost to the

Company of the employee’s participation and (b) the rate applicable to former employees of the Company to elect COBRA health coverage.

5.6           Payments Subject to Section 409A.

(a)           Subject to this Section 5.6, payments or benefits under Section 5  shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 5, as applicable:

(i)            It is intended that each installment of the payments and benefits provided under Section 5  shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5.

(iii)          If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1)           Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-

Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2)           Each installment of the payments and benefits due under Section 5 that is not described in Section 5.6 (a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b)           The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 5.6 (b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)           All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

6.             Non-Competition and Non-Solicitation.

(a)           While the Executive is employed by the Company and for a period of twelve (12) months following the Executive’s termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(i)            Engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 5% of the combined voting power of the outstanding stock of a publicly held company) that (A) is competitive with the Company’s business and (B) develops, designs, produces, markets, sells or renders any product or service competitive with any product developed, produced, marketed, sold or rendered by the Company while the Executive was employed by the Company;

(ii)           Either alone or in association with others, recruit or solicit, any person who was employed by the Company at any time during the period of the Executive’s employment with the Company, except for an individual whose employment with the Company has been terminated for a period of six months or longer; and

(iii)          Either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Executive while he was employed by the Company.

(b)           If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.

(d)           The geographic scope of this Section shall extend to anywhere the Company or any of its subsidiaries is doing business during the Term or has plans, during the Term, to do business.

(e)           The Executive agrees to provide a copy of this Agreement to all person and Entities with whom the Executive seeks to be hired or do business before accepting employment or engagement with any of them.

(f)            If the Executive violates the provisions of this Section, the Executive shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.

7.             Proprietary Information and Developments.

7.1           Proprietary Information.

(a)           The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales, costs, profits and pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  Except as required by applicable law, the Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without prior written approval from the Chief Executive Officer, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)           The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, methods, laboratory notebooks, program listings,

computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company and are to be used by the Executive only in the performance of his duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)           The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in subsections (a) and (b) above, and his obligation to return materials and tangible property set forth in subsection (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

7.2           Developments.

(a)           The Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, copyrightable materials, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)           The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this subsection (b) shall not apply to Developments that do not relate to any business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and that are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection (b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.  The Executive also hereby waives all claims to moral rights in any Developments.

(c)           The Executive agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, the Chief Executive Officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints the Chief Executive Officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development under the conditions described in this sentence.

7.3           United States Government Obligations.  The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Executive agrees to be bound by all such obligations and restrictions that are made known to the Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

7.4           Other Agreements.  The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company and that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others.  The Executive further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company does not and will not breach any agreement to refrain from soliciting employees, customers or suppliers of any former employer or others.

8.             Indemnification.  The Company shall indemnify the Executive in accordance with its Certificate of Incorporation and By-Laws.

9.             Survival.  The provisions of Sections 6, 7 and 8 shall survive the termination of this Agreement for any reason.

10.           Notices.  Any notices delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto.  Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.

11.           Compliance with Code Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

12.           Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.           Entire Agreement.  This Agreement, together with the ERA, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Original Agreement.

14.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court.

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17.           Acknowledgment.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.           Miscellaneous.

18.1         No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3         In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Sepracor Inc.

By:	/s/ Adrian Adams
Title:	President and Chief Executive Officer

/s/ Mark Iwicki
Mark Iwicki

Exhibit A

Program Terms

The Executive shall be entitled to continued access to health benefits under, at the Executive’s election, the Company’s Blue Cross Blue Shield PPO Policy or BlueChoice Policy (the “Policies”), following the Executive’s retirement from the Company, for so long as (A) the Company continues to offer such Policy and (B) the Policy allows for such continued access; and, to the extent the Company no longer maintains at least one of the Policies, or access is no longer allowed under either of the Policies, the Company shall allow the Executive continued access to health benefits under a successor policy, or otherwise, for so long as it offers health benefits to its employees.

SCHEDULE A
FORM OF RESTRICTED STOCK AGREEMENT

SEE ATTACHED AGREEMENT

SEPRACOR INC.

Restricted Stock Agreement

Name of Recipient:

Number of shares of restricted common stock awarded:

Grant Date:

                Sepracor Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2000 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement.  Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

SEPRACOR INC.

By:
[insert name and title]

Accepted and Agreed:

[insert name of recipient]

SEPRACOR INC.

Restricted Stock Agreement

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1.             Issuance of Restricted Shares.

(a)           The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of employment services rendered and to be rendered by the Recipient to the Company.

(b)           The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient.  Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares.   The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.             Vesting.

(a)           Vesting Schedule.  Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule:  20% of the total number of Restricted Shares shall vest on the first anniversary of your Commencement Date (as defined in the Employment Agreement entered into between you and the Company dated as of October 15, 2007) and 20% of the total number of Restricted Shares shall vest on each successive anniversary thereafter, through and including the 5th anniversary of the Grant Date.  Any fractional number of Restricted Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Restricted Shares.

(b)           Acceleration of Vesting.  Notwithstanding the foregoing vesting schedule, as provided in the Plan, all unvested Restricted Shares shall vest effective immediately prior to a Change in Control Event (as defined in the Plan).

3.             Forfeiture of Unvested Restricted Shares Upon Employment Termination.

                In the event that the Recipient ceases to be employed by, a director of, or a consultant or advisor to, the Company for any reason or no reason, with or without cause all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such termination of employment.  The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.  If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4.             Restrictions on Transfer.

                The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).  The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

5.             Restrictive Legends.

                The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:

                “These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6.             Rights as a Shareholder.

                Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders.

7.             Provisions of the Plan.

                This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.  As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), the rights of the Company hereunder (including the right to receive forfeited Restricted Shares) shall inure to the benefit of the Company’s successor and, unless the Board determines otherwise, shall apply to the cash, securities or other property which the Restricted Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Restricted Shares under this Agreement.

8.             Tax Matters.

(a)            Acknowledgments; Section 83(b) Election.  The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares.  The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.

The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Shares and that the Recipient has decided not to file a Section 83(b) election.

(b)           Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares.  On each date on which Restricted Shares vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the Restricted Shares that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  The Recipient shall satisfy such tax withholding obligations by making a cash payment to the Company on the date of vesting of the Restricted Shares, in the amount of the Company’s withholding obligation in connection with the vesting of such Restricted Shares.

9.             Miscellaneous.

(a)           No Right to Continued Employment.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(b)           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

SCHEDULE B
FORM OF STOCK OPTION AGREEMENTS

SEE ATTACHED AGREEMENT

SEPRACOR INC.

Form of Incentive Stock Option Agreement

Granted Under 2000 Stock Incentive Plan

1.             Grant of Option.

                This agreement evidences the grant by Sepracor Inc., a Delaware corporation (the “Company”), on the Grant Date indicated on the preceding Certificate of Stock Option Grant (the “Certificate”) to an employee, consultant, or director of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2000 Stock Incentive Plan (the “Plan”), the number of shares (the “Shares”) of common stock, $.10 par value per share,  of the Company (“Common Stock”),indicated on the certificate at the price per Share indicated on the Certificate. Unless earlier terminated, this option shall expire on the Grant Expiration Date indicated on the Certificate (“Grant Expiration Date”).

                It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.             Vesting Schedule.

                This option will become exercisable (“vest”) pursuant to the Vesting Schedule indicated on the Certificate (“Vesting Schedule”).

                The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Grant Expiration Date or the termination of this option under Section 3 hereof or the Plan.

3.             Exercise of Option.

(a)            Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an [employee or officer of], or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)            Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Grant Expiration Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if, following the time the Participant has ceased to be an Eligible Participant, but prior to the Grant Expiration Date, the Participant materially breaches Section 6 or 7 of the Employment Agreement between the Participant and the Company dated October 15, 2007 (the “Employment Agreement”), the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d)           Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Grant Expiration Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Grant Expiration Date.

(e)            Discharge for Cause.  If the Participant, prior to the Grant Expiration Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge.  “Cause” shall have the meaning set forth in the Employment Agreement.

4.             Withholding.

                No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.             Nontransferability of Option.

                This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.             Disqualifying Disposition.

                If the Participant diposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7.             Provisions of the Plan.

                This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

SEPRACOR INC.

By:

PARTICIPANT’S ACCEPTANCE

                The Participant hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The Participant hereby acknowledges receipt of a copy of the Company’s 2000 Stock Incentive Plan.

Name:

SEPRACOR INC.

Nonstatutory Stock Option Agreement
Granted Under 2000 Stock Incentive Plan

1.             Grant of Option.

This agreement evidences the grant by Sepracor Inc., a Delaware corporation (the “Company”), on the Grant Date indicated on the preceding Certificate of Stock Option Grant (the “Certificate”) to an employee, consultant, or director of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2000 Stock Incentive Plan (the “Plan”), the number of shares (the “Shares”) of common stock, $.10 par value per share,  of the Company (“Common Stock”),indicated on the certificate at the price per Share indicated on the Certificate. Unless earlier terminated, this option shall expire on the Grant Expiration Date indicated on the Certificate (“Grant Expiration Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.             Vesting Schedule.

This option will become exercisable (“vest”) pursuant to the Vesting Schedule indicated on the Certificate (“Vesting Schedule”).

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Grant Expiration Date or the termination of this option under Section 3 hereof or the Plan.

3.             Exercise of Option.

(a)           Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an [employee or officer of], or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)           Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Grant Expiration Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if, following the time the Participant has ceased to be an Eligible Participant, but prior to the Grant Expiration Date, the Participant materially breaches Section 6 or 7 of the Employment Agreement between the Participant and the Company dated March 1, 2007 (the “Employment Agreement”), the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d)           Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Grant Expiration Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Grant Expiration Date.

(e)           Discharge for Cause.  If the Participant, prior to the Grant Expiration Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge.  “Cause” shall have the meaning set forth in the Employment Agreement.

4.             Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.             Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.             Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

SEPRACOR INC.

By:

PARTICIPANT’S ACCEPTANCE

The Participant hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The Participant hereby acknowledges receipt of a copy of the Company’s 2000 Stock Incentive Plan.

Name:

SCHEDULE C
VACATION POLICY

SEE ATTACHED POLICY

Sepracor Companies

Human Resource Policy

Division: All	Effective Date: January 1, 2005	Index No.: 3-60	Page No: 1 of 2

Title: Accrued Vacation Policy Director Level and Above	Supersedes: All	Approved By: Signature on File

1.             Introduction

1.1                                      The purpose of the Accrued Vacation Policy is to provide paid time off for employees to cover vacations and personal time.

2.             Accrual rate for employees at Director level and above

2.1                                 Employees accrue vacation hours monthly that may be used for paid time off to cover vacations and personal time. Regular full-time employees, Director level or above, will accrue vacation time at a rate of ten (10) hours per month during the first year of employment, for a total of fifteen (15) days per year, equal to one hundred twenty (120) hours.  Additional time begins to accrue in the month of the employee’s anniversary date, up to a maximum of twenty-three (23) days per year, equal to one hundred eighty-four (184) hours. Please see schedule below for details on total hours accrued monthly:

Years of Service	Director and Above Total Days	Monthly Accrual (Hours)
0-1	15	10.00
1-2	16	10.67
2-3	17	11.33
3-4	18	12.00
4-5	19	12.67
5-10	20	13.33
10-13	20	13.33
13-15	20	13.33
15-17	20	13.33
17-19	21	14.00
19-20	22	14.67
20+	23	15.33

3.             Administration

3.1           Accrual of vacation time is pro-rated for employees who are regularly scheduled to work less than forty (40) hours but work at least twenty (20) hours per week.  For example, an employee with a weekly schedule of twenty (20) hours will accrue five (5) hours per month, and a thirty (30) hour employee will accrue seven and a half (7.5) hours of vacation time per month.

Accrued Vacation Policy: Director Level and Above

3.                                                                                      Administration (Continued)

3.2                                              The current month’s accrual is accrued on the 15th of every month.  An employee must be employed on the 15th in order to receive that monthly accrual.  For example, if an employee is hired on or before the 15th, they will receive that month’s accrual, and if they are hired after the 15th, they will not.  Also, if an employee terminates employment before the 15th they will not be paid for that month’s accrual, but if they terminate after the 15th they will.

3.3                                              Employees may carry over a maximum of forty (40) accrued vacation hours into the next calendar year.  The carryover vacation hours must be used by July 31st of the new calendar year.  Any carried over vacation hours not used by this date will be forfeited.*

3.3.1                        *In accordance with state law, California residents will not have a limit on carryover time into the next calendar year.  Once an employee accrues twenty-three (23) days of vacation, equal to one hundred eighty-four (184) hours, the employee will cease to accrue any additional vacation time until the vacation balance falls below that level.  Please refer to Sepracor Human Resources for more information.

3.4                                              It is your responsibility to request and schedule the use of accrued vacation time with your manager.  Approval of vacation time will depend on the business needs of the organization.  It is your responsibility to accurately track your use of accrued vacation time through the iTime Tracking system.

3.5                                              At the minimum, vacation time for full time employees should be taken in four (4) hour increments, with the norm being eight (8) hour increments. For those with schedules of 20-39 hours, increments of time used would be pro-rated according to hours worked.  For example, if you were regularly scheduled to work six (6) hours, then you would be paid a six (6) hour vacation day.

3.6                                              Your manager may approve the borrowing of vacation time, up to a maximum of forty (40) hours for regular full-time employees and pro-rated accordingly for regular part-time employees.  Employees with a negative vacation balance may not borrow additional vacation time until the existing vacation time balance has been satisfied and then upon approval from your manager.  Under no circumstances may an employee borrow vacation time from a future calendar year.

3.7                                              If it has been verified by Payroll and the manager that an employee has a balance of accrued and unused vacation time left at the end of employment, the balance will be converted to cash and included in his/her final paycheck.  In the event an employee ends his/her employment before having enough accrued time to cover any borrowed vacation time, the employee’s final paycheck will reflect a deduction equal to the cash value of the borrowed vacation time.

SCHEDULE D
FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

SEE ATTACHED FORM

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

In connection with your employment separation from Sepracor, Inc. (the “Company”) on [INSERT TERMINATION DATE], and in order to receive the benefits as set forth in Section 5 of the Employment agreement, this agreement must become binding between you and the Company.  By signing and returning this agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 1.  Therefore, you are advised to consult with an attorney before signing this agreement and you have been given more than twenty-one (21) days to do so.  If you sign this agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this agreement and do not revoke it within the seven (7) day revocation period:

1.             Mutual Releases - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  Notwithstanding the foregoing, the release set forth in this Section 1 shall not apply to (a) any claim to severance benefits under the Employment Agreement or your rights under this agreement or (b) any vested equity interest in the Company, including vested stock options.

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorney’s fees and costs), of every kind and nature that the Company ever had or now has against you as of the date of this agreement.

2.             Non-Disclosure, Non-Competition and Non-Solicitation Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the [Name of the Non-Disclosure Agreement] you executed at the inception of your employment, which remains in full force and effect.  You further acknowledge and reaffirm your obligations under the [Name of the Non-Competition and/or Non-Solicitation Agreement(s)] you previously executed for the benefit of the Company at the inception of your employment, which also remain(s) in full force and effect.

3.             Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

4.             Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

5.             Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

6.             Amendment - This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

7.             Waiver of Rights - No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.             Validity - Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

9.             Cooperation — You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company.  Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company.  You also agree to cooperate with the Company in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

10.           Tax Provision — In connection with the severance benefits provided to you pursuant to this agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

11.           Section 409A - No payments that may be made pursuant to this agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or by you.  Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and you are a “specified employee” upon your separation (as defined under Section 409A), any such payment shall be delayed following your separation date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

12.           Nature of Agreement - You understand and agree that this agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13.           Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this agreement.  You understand that you may revoke this agreement for a period of seven (7) days after you sign this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14.           Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney.  You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.           Applicable Law — This agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this agreement or the subject matter hereof.

16.           Entire Agreement - This agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 2 herein.

SEPRACOR INC.

By:
Name:
Title:

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below.  I intend that this agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days by notifying                                                in writing.

Date
Employee Name: